UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Form 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

Oil States International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-16337	76-0476605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002

Registrant’s telephone number, including area code: (713) 652-0582

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OIS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 10, 2021, Oil States International, Inc. (the "Company") entered into a new credit agreement (the "Asset-based Credit Agreement") among the Company, Wells Fargo Bank, National Association as administrative agent and the lenders and other financial institutions from time to time party thereto. The Asset-based Credit Agreement provides for a $125.0 million asset-based revolving credit facility, which matures on February 10, 2025 with a springing maturity 91 days prior to the maturity of any outstanding indebtedness with a principal amount in excess of $17.5 million (excluding the unsecured promissory note to the seller of GEODynamics, Inc.). As of the closing, the commercial bank lending syndicate comprises Wells Fargo Bank, National Association, Bank of America, National Association, JPMorgan Chase Bank, N.A. and Royal Bank of Canada.
The Asset-based Credit Agreement provides funding based on a borrowing base calculation that includes eligible U.S. customer accounts receivable and inventory and provides for a $50.0 million sub-limit for the issuance of letters of credit. Borrowings under the Asset-based Credit Agreement bear interest at a rate equal to LIBOR plus a margin of 2.75% to 3.25%, and subject to a LIBOR floor rate of 0.50%, or at a base rate plus a margin of 1.75% to 2.25%, in each case based on average borrowing availability. The Company must also pay a commitment fee of 0.375% to 0.50% per annum, based on unused commitments under the Asset-based Credit Agreement. The outstanding obligations under the Asset-based Credit Agreement are secured by a pledge of substantially all of the Company's and the guarantors assets located in the United States and the stock of certain foreign subsidiaries.
The Asset-based Credit Agreement places restrictions on the Company's ability to incur additional indebtedness, grant liens on assets, pay dividends and make distributions on equity interests, dispose of assets, make investments, repay other indebtedness (including its convertible senior notes), engage in mergers, and other matters, in each case, subject to certain exceptions. The Asset-based Credit Agreement contains customary default provisions, which, if triggered, could result in acceleration of all amounts then outstanding. The Asset-based Credit Agreement also requires the Company to satisfy and maintain a fixed charge coverage ratio of not less than 1.0 to 1.0 in certain circumstances.
The foregoing description of the Asset-based Credit Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Asset-based Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
On February 10, 2021, the Company issued a press release announcing the entry into an Asset-based Credit Agreement further described in Item 1.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The press release shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1
Asset-based Credit Agreement, dated as of February 10, 2021, among Oil States International, Inc., as Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association as Agent.

99.1	Press Release dated February 10, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL STATES INTERNATIONAL, INC.
(Registrant)

Date:	February 12, 2021	By:	/s/ LLOYD A. HAJDIK
Lloyd A. Hajdik
Executive Vice President, Chief Financial Officer & Treasurer